UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).

1. Name and Address of Reporting Person

   Charles T. Gill
   1707 Driftwood Dr.
   Clarksville, IN 47129

2. Issuer Name and Ticker or Trading Symbol

   Community Bank Shares, Inc.
   CBIN

3. IRS or Social Security Number of Reporting Person (Voluntary)



4. Statement for Month/Year

   November, 2000

5. If Amendment, Date of Original (Month/Year)

   N/A

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)

   If officer, give title.  Assistant Vice President Credit Administration

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security     |2.      |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                         |   Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                         |        |      |                                  |  Beneficially     |(D)or |                           |
                         |        |    | |                  | A/|           |  Owned at         |Indir |                           |
                         |   Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
    Common Stock         | 02/11/00|A  |V|  185 Shares      |A  |           |   247 Shares      |  D   |    N/A           |
___________________________________________________________________________________________________________________________________|
                         |        |    | |                  |   |           |                   |      |                           |
                                                                                                                                   |
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___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.      |4. |5.Number of De |6.Date Exer |7.Title and Amount |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and |  of Underlying    |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |        |   | rities Acqui  |Expiration  |  Securities       |vative |tive        |ect|Beneficial  |
                      |cise    |        |   | red(A) or Dis |Date(Month/ |                   |Secu   |Securities  |(D)|Ownership   |
                      |Price of|        |   | posed of(D)   |Day/Year)   |                   |rity   |Benefi      |or |            |
                      |Deriva- |        |C  |               |Date |Expir |                   |       |ficially    |Ind|            |
                      |tive    |        |o  |           | A/|Exer-|ation |   Title and Number|       |Owned at    |ire|            |
                      |Secu-   |        |d| |           | D |cisa-|Date  |   of Shares       |       |End of      |ct |            |
                      |rity    |Date    |e|V|  Amount   |   |ble  |      |                   |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
         |
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                      |        |        | | |           |   |     |      |            |      |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:

ESOP award



/s/ Charles T. Gill                11/15/00
-----------------------------      --------
Signature of Reporting Person       Date